Exhibit 10.4
FIRST MODIFICATION TO LETTER AGREEMENTS
     THIS FIRST MODIFICATION TO LETTER AGREEMENTS (this “Agreement”) is made, entered into and effective as of the 12th day of February, 2010 by and among (i) LY Holdings, LLC, a Kentucky limited liability company (“LYH”), and Lightyear Network Solutions, LLC, a Kentucky limited liability company (“LNS”); and (ii) Rigdon O. Dees, III, individually (“Dees”), Rice Realty Company, LLC, a Kentucky limited liability company (“RRC”), Ron Carmicle, individually (“Carmicle”), LANJK, LLC, a Kentucky limited liability company (“LANJK”), and CTS Equities Limited Partnership, a Nevada limited partnership (“CTS”) (collectively, the “Lenders”).
     RECITALS:
     A. Each Lender, LYH and LNS are parties to the Letter Agreements relating to VoIP revenue payments set forth on Exhibit A hereto (the “VoIP Letter Agreements”).
     B. Each Lender, LYH and LNS are parties to the Letter Agreements relating to wireless revenue payments set forth on Exhibit B hereto (the “Wireless Letter Agreements”).
     C. The VoIP Revenue Payments (as defined in the VoIP Letter Agreements) owed to the Lenders for 2009 are $101,709.14, and the Wireless Revenue Payments (as defined in the Wireless Letter Agreements) owed to the Lenders for 2009 are $79,472.07.
     D. The Lenders have agreed (i) to release LYH from all of its obligations under the Letter Agreements, and (ii) to release LNS from any obligation to pay the VoIP Revenue Payments for 2009 and the Wireless Revenue Payments for 2009.
     E. Each VoIP Letter Agreement and each Wireless Letter Agreement (collectively, the “Letter Agreements”) provides that under certain circumstances if a “Sale Transaction” (as defined in the Letter Agreements) occurs, then LYH and LNS shall immediately pay to the Lender a Termination Fee (as defined in the Letter Agreements) equal to the sum of the VoIP Revenue Payments or the Wireless Revenue Payments, as applicable, in either case for the immediately preceding twelve full months.
     F. LYH and LNS are contemplating a transaction with Libra Alliance Corporation, a Nevada corporation (“Libra”), pursuant to which LYH would contribute the membership interests of LNS to Libra in exchange for common and/or preferred stock of Libra (the “Transaction”).
     G. The parties agree that the Transaction would not constitute a “Sale Transaction” for purposes of the Letter Agreements, and as a result no Termination Fee would be payable in connection with the consummation of the Transaction.
     H. Following the consummation of the Transaction, LNS, the Lenders and Libra desire to negotiate in good faith for Libra to purchase the Letter Agreements from the Lenders.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Release of LYH. Notwithstanding any provision herein or in any other document to the contrary, Lenders hereby agree that LYH is hereby released and discharged from all of its obligations under the Letter Agreements. All references to the term “LYH” or “Lightyear” in the Letter Agreements shall be deemed to be a reference only to Lightyear Network Solutions, LLC and not to LY Holdings, LLC.
     2. No Obligation to Pay Revenue Payments. The Lenders hereby forever release and discharge LNS from any obligation to pay the VoIP Revenue Payments for 2009 and the Wireless Revenue Payments for 2009.
     3. No Sale Transaction. The parties hereby agree that if the Transaction was consummated, it would not constitute a “Sale Transaction” for purposes of the Letter Agreements. The parties further agree that no Termination Fee would be payable as a result of the consummation of the Transaction.
     4. Subsequent Purchase of Letter Agreements. Following the consummation of the Transaction, LNS, the Lenders and Libra shall negotiate in good faith for Libra to purchase the Letter Agreements from the Lenders.
     5. Restatement of Obligations. Except as otherwise expressly set forth herein, each Letter Agreement shall remain in full force and effect. LNS hereby reaffirms and restates its obligations under the Letter Agreements as modified herein.
     6. Fees and Expenses. LNS shall pay all reasonable out-of-pocket expenses (including attorneys’ fees) incurred by the Lenders in connection with the transactions contemplated herein.
     7. Singular and Plural Terms. Wherever the context requires, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.
     8. Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. LYH and LNS may not assign this Agreement without the prior written consent of the Lenders.
     9. Governing Law. This Agreement has been delivered and accepted at and will be deemed to have been made at Lexington, Kentucky and will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the Commonwealth of Kentucky, without regard to conflicts of law principles.
     10. Jurisdiction. The parties hereby irrevocably agree and submit to the exclusive jurisdiction of any state or federal court located within Fayette County, Kentucky, and waive any objection based on forum non conveniens and any objection to venue of any such action or proceeding.
     11. Waiver of Jury Trial. The parties hereto each waive any right to trial by jury in any action or proceeding relating to this Agreement, or any actual or proposed transaction or other matter contemplated in or relating to any of the foregoing.
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          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

LY Holdings, LLC

By: Title:	/s/ J. Sherman Henderson III President
(“LYH”)

Lightyear Network Solutions, LLC

By: Title:	/s/ J. Sherman Henderson III Manager
(“LNS”)

/s/ Rigdon O. Dees III

Rigdon O. Dees, III, individually

Rice Realty Company, LLC

By:	/s/ W. Brent Rice W. Brent Rice, Member

/s/ Ron Carmicle

Ron Carmicle, individually

LANJK, LLC

By:	/s/ J. Sherman Henderson III
Title:	Manager

CTS Equities Limited Partnership

By:	/s/ Chris T. Sullivan Chris T. Sullivan, General Partner
(“Lenders”)